Exhibit 99.1
Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan-José Román	Kathy Waller
Finance Vice President & CFO	(312) 543-6708
(787) 749-4949
Triple-S Management Corporation Reports Third Quarter 2009 Results
SAN JUAN, Puerto Rico, November 3, 2009 — Triple-S Management Corporation (NYSE:GTS), the largest managed care company in Puerto Rico, today announced consolidated revenues of $507.3 million and operating income of $15.4 million for the three months ended September 30, 2009. Net income of $18.1 million, or $0.62 per diluted share, includes an after tax net gain of $6.3 million, or $0.22 per share, in net realized and unrealized gains on investments and derivatives.
Third-Quarter Highlights
•	Total consolidated operating revenues increased 10.7 percent year over year to $500.2 million
•	Operating income was $15.4 million
•	Excluding net realized and unrealized gains on investments and a derivatives gain included within other income (expenses), net income was $11.8 million, or $0.40 per diluted share
•	Consolidated loss ratio was 86.6 percent and the medical loss ratio (MLR) was 90.3 percent
•	Consolidated operating expense ratio rose 10 basis points to 14.6 percent
•	Commercial member months enrollment, including ASO, increased 28.0 percent
•	Net cash flow provided by operating activities of $17.5 million
“During the period, we posted double-digit growth in our Commercial membership, registered incremental improvement in the adjusted MLR for our Medicare Advantage segment, and continued to generate positive operating cash flow,” said Ramón M. Ruiz-Comas, President and Chief Executive Officer. “As we enter the seasonally strong fourth quarter, the combination of more favorable utilization trends and higher premiums should allow us to reduce our MLR in both the Commercial and Medicare Advantage businesses. However, we were not immune to the impact of swine flu which was particularly noticeable among our younger Commercial members.”
Ruiz-Comas added, “Through the first nine months of 2009, we have successfully pursued a simple and straightforward strategy that we initially implemented several years ago. By leveraging our market leadership position, highly efficient cost structure, and healthy capital
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base, we have created a strong foundation that should sustain solid, profitable growth into 2010 and beyond.”
Consolidated operating revenues for the three months ended September 30, 2009, were $500.2 million, 10.7 percent above the prior-year period. The increase resulted primarily from growth in Commercial membership, reflecting, in large part, the acquisition of La Cruz Azul (LCA) and the addition of the Metro-North region in the Reform business, as well as higher premium rates across all businesses.
Consolidated claims incurred and operating expenses for the period were $484.8 million, an increase of 13.0 percent from the same period last year. Consolidated claims incurred were $413.6 million, up 13.1 percent from a year ago, principally due to increased claims in the managed care segment resulting from higher enrollment and the addition of LCA’s members. The consolidated loss ratio rose 220 basis points from the prior-year period, to 86.6 percent, largely reflecting the increased utilization among local government employees, the effect of reserve developments in our managed care segment, and the impact of premium adjustments in the Reform business. Excluding the effect of those items, the consolidated loss ratio increased 150 basis points. Operating expenses came in at $71.2 million, an 11.9 percent year-over-year increase, primarily resulting from higher volume in the Commercial business, incremental expenses associated with the acquisition of LCA’s membership, and the addition of the Metro-North region ASO contract in November 2008. The consolidated operating expense ratio rose 10 basis points, to 14.6 percent.
Net income for the three months ended September 30, 2009, was $18.1 million, or $0.62 per diluted share, based on weighted average shares outstanding of 29.4 million. This compares with net income for the three months ended September 30, 2008, of $9.5 million, or $0.29 per diluted share, based on weighted average shares outstanding of 32.2 million. The earnings for the three months ended September 30, 2009, include $0.21 per diluted share in after tax net realized and unrealized gains on investments and an increase in the unrealized gain in derivatives of $0.01 per diluted share included within other income (expenses). Excluding the effect of these items for the three months ended September 30, 2009, net income was $11.8 million, or $0.40 per diluted share, compared with $14.9 million, or $0.46 per diluted share, in the comparable 2008 quarter.

	Pro Forma Net Income
	Three months ended		Nine months ended
(Unaudited)	September 30,		September 30,
(dollar amounts in millions)	2009	2008	2009	2008

Pro forma net income:
Net income	$18.1	$9.5	$40.7	$22.8
Net realized investment (gains) losses, net of tax	(1.9)	0.9	1.0	1.8
Net unrealized trading investments (gains) losses, net of tax	(4.1)	3.1	(6.8)	10.1
Derivative (gain) loss, net of tax	(0.3)	1.4	0.1	3.8

Pro forma net income	$11.8	$14.9	$35.0	$38.5

Diluted pro forma net income per share	$0.40	$0.46	$1.17	$1.20

Nine-Month Recap
For the nine months ended September 30, 2009, consolidated operating revenues rose 11.8 percent to $1.47 billion, primarily reflecting the growth in the managed care segment.
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Consolidated claims incurred for the nine months ended September 30, 2009 were $1.21 billion, up 12.7 percent year over year. The consolidated loss ratio increased 120 basis points to 86.4 percent. Nine-month consolidated operating expenses were $208.1 million and the operating expense ratio remained at 14.6 percent. Pro forma net income for the nine months ended September 30, 2009 was $35.0 million, or $1.17 per diluted share, based on weighted average shares outstanding of 29.7 million, compared with $38.5 million, or $1.20 per diluted share, based on weighted average shares outstanding of 32.2 million at the same time last year.
For the aforementioned nine-month period, net cash provided by operating activities amounted to $66.7 million. As of September 30, 2009, Triple-S Management had $36.3 million in parent company cash, cash equivalents, and investments.
Segment Performance
Triple-S Management operates in three segments: 1) Managed Care, 2) Life Insurance, and 3) Property and Casualty Insurance. Management evaluates performance based primarily on the operating revenues and operating income of each segment. Operating revenues include premiums earned, net administrative service fees and net investment income. Operating costs include claims incurred and operating expenses. The Company calculates operating income or loss as operating revenues minus operating expenses. Operating margin is defined as operating gain or loss divided by operating revenues.

	Three months ended September 30,			Nine months ended September 30,
(Unaudited)			Percentage			Percentage
(dollar amounts in millions)	2009	2008	Change	2009	2008	Change

Operating revenues:
Managed Care	$445.3	$399.0	11.6%	$1,299.9	$1,154.1	12.6%
Life Insurance	28.8	27.7	4.0%	87.0	80.7	7.8%
Property and Casualty	27.4	25.8	6.2%	81.8	78.2	4.6%
Other	(1.3)	(0.7)	85.7%	(3.6)	(2.3)	56.5%

Total operating revenues	$500.2	$451.8	10.7%	$1,465.1	$1,310.7	11.8%

Operating income:
Managed Care	$10.1	$15.1	(33.1%)	$32.1	$34.4	(6.7%)
Life Insurance	4.0	3.0	33.3%	10.9	8.7	25.3%
Property and Casualty	0.2	2.9	(93.1%)	4.4	7.3	(39.7%)
Other	1.1	1.6	(31.3%)	3.0	4.7	(36.2%)

Total operating income	$15.4	$22.6	(31.9%)	$50.4	$55.1	(8.5%)

Operating margin:
Managed Care	2.3%	3.8%	-150 bp	2.5%	3.0%	-50	bp
Life Insurance	13.9%	10.8%	310 bp	12.5%	10.8%	170	bp
Property and Casualty	0.7%	11.2%	-1050 bp	5.4%	9.3%	-390	bp
Consolidated	3.1%	5.0%	-190 bp	3.4%	4.2%	-80	bp
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Managed Care Results Summary
Total medical premiums earned for the three months ended September 30, 2009 were $429.4 million, up 10.7 percent from the same period in 2008, primarily due to higher Commercial member enrollment, reflecting, in large part, the acquisition of La Cruz Azul (LCA), as well as higher premium rate increases across all businesses.
Medical premiums generated by the Commercial business were up $32.9 million, or 17.8 percent, to $217.3 million, the net result of an increase of 207,017, or 16.8 percent, in member months enrollment and a 1.5% rise in the average premium rate. More than half of the increase in member months enrollment (115,648) was attributable to the LCA acquisition, which became effective on July 1, 2009, with the remainder coming from other new groups added during the period.
Medical premiums earned in the Medicare business rose $9.6 million, or 8.5 percent, to $122.7 million, largely the result of higher average premium rates, particularly for the dual-eligible product. Offsetting the premium rate increases was a decline in member months enrollment of 12,204, or 5.5%, reflecting decreases of 9,640, or 5.1%, in Medicare Advantage membership and 2,564, or 8.0%, in PDP membership.
Medical premiums generated by the Reform business fell $1.0 million, or 1.1 percent, to $89.4 million. The decline reflects a reduction of 12,799, or 1.2 percent, in fully-insured membership and a $2.9 million premium adjustment to provide for unresolved reconciling items.
Administrative service fees, which amounted to $10.5 million, were up $5.3 million, or 101.9 percent, due to an increase in member months enrollment of 875,752. This sharp rise mainly reflects the Metro-North region ASO contract, which became effective in November 2008, as well as new ASO commercial contracts that went into effect January 1, 2009. In addition, the contracts acquired from LCA included several ASO groups. For the three months ended September 30, 2009, total member months enrollment for the Metro-North region and LCA totaled 590,117 and 255,494, respectively.
Medical claims incurred increased by $43.9 million, or 12.8 percent, to $387.7 million, largely driven by the higher volume of business and MLR. The overall MLR increased 170 basis points during the three months ended September 30, 2009, to 90.3 percent. This increase was the result of the changes in the reserve estimates that affected the claims reserve in both periods, offset, in part, by the effect of the aforementioned premium adjustments in the Reform business. Excluding the effect of prior period reserve developments in 2009 and 2008, and considering the effect of premium adjustments, the MLR was 89.4 percent in 2009 and 89.2 percent in 2008. The increase in MLR largely reflects the increased utilization related to the AH1N1, or swine flu, and among local government employees. During the three months ended September 30, 2009 the segment experienced a $2.1 million, or 50 basis points, increase in utilization related to the AH1N1, or swine, flu.
Operating expenses were up $7.4 million year over year, or 18.5 percent, to $47.5 million, primarily attributable to the higher volume of business associated with increased enrollment, the addition of the Metro-North region ASO contract in November 2008, as well as incremental expenses related to the acquisition of LCA’s membership. The segment’s operating expense ratio rose 60 basis points, to 10.8 percent.
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	Three months ended		Nine months ended
	September 30,		September 30,
Managed Care Additional Data	2009	2008	2009	2008

Member months enrollment
Commercial:
Fully-insured	1,441,028	1,234,011	3,977,778	3,698,285
Self-funded	812,780	527,145	1,954,997	1,522,524
Total Commercial	2,253,808	1,761,156	5,932,775	5,220,809

Reform:
Fully-insured	1,011,294	1,024,093	2,997,800	3,089,384
Self-funded	590,117	—	1,723,568	—
Total Reform	1,601,411	1,024,093	4,721,368	3,089,384

Medicare:
Medicare Advantage	179,878	189,518	565,439	530,395
Stand-alone PDP	29,330	31,894	88,301	97,374
Total Medicare	209,208	221,412	653,740	627,769

Total member months	4,064,427	3,006,661	11,307,883	8,937,962

Medical loss ratio	90.3%	88.6%	90.4%	89.4%
Commercial	89.8%	90.6%	90.8%	87.1%
Reform	91.1%	87.3%	89.9%	91.6%
Medicare	90.5%	86.4%	90.1%	91.5%

Operating expense ratio	10.8%	10.2%	10.6%	10.3%

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Managed Care	As of September 30,
Membership by Segment	2009	2008

Members:
Commercial:
Fully-insured	482,579	411,524
Self-funded	263,354	176,549
Total Commercial	745,933	588,073

Reform:
Fully-insured	339,118	340,710
Self-funded	198,296	—
Total Reform	537,414	340,710

Medicare:
Medicare Advantage	59,472	63,694
PDP	9,818	10,199
Total Medicare	69,290	73,893

Total members	1,352,637	1,002,676
Reaffirming 2009 EPS Guidance
“We are reaffirming our 2009 per-share earnings guidance of $2.03-$2.13, reflecting the fact that our various performance metrics continue to track our expectations,” said Ruiz-Comas.

2009 Range
Medical enrollment fully-insured (member months)	10.0-10.3 million
Medical enrollment self-insured (member months)	4.9-5.0 million

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2009 Range
Consolidated operating revenues (in billions)	$1.92-$1.99
Consolidated loss ratio	84.8%-85.8%
Medical loss ratio	88.8%-89.8%
Consolidated operating expense ratio	14.3%-14.7%
Consolidated operating income (in millions)	$90.5-$99.0
Consolidated effective tax rate	21.0%-23.0%
Earnings per share	$2.03-$2.13
Weighted average of diluted shares outstanding (in millions)	29.6
Conference Call and Webcast
Management will host a conference call and webcast Tuesday, November 3 at 9:00 a.m. Eastern Time to discuss its financial results for the third quarter of 2009, as well as expectations for future earnings. To participate, callers within the U.S. and Canada should dial 800-762-8779, and international callers should dial 480-629-9770 about five minutes before the presentation.
To listen to the webcast, participants should visit the Investor Relations section of the Company’s Web site at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the Investor Relations section of Triple-S Management’s Web site, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the Investor Relations section of the Web site.
About Triple-S Management Corporation
Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is the largest managed care company in Puerto Rico, serving approximately 1.3 million members, or about 34% of the population. Triple-S Management also has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico and the U.S. Virgin Islands. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the commercial, Medicare, and Reform markets under the Blue Shield brand. In addition to its managed care business, Triple-S Management provides non-Blue Shield branded life and property and casualty insurance in Puerto Rico. The Company is the largest provider of life, accident, and health insurance and the fourth largest provider of property and casualty insurance in its market.
For more information about Triple-S Management, visit www.triplesmanagement.com or contact waller_kathleen@yahoo.com.

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Forward-Looking Statements
This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.
All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).
In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:
•	Trends in health care costs and utilization rates

•	Ability to secure sufficient premium rate increases

•	Competitor pricing below market trends of increasing costs

•	Re-estimates of policy and contract liabilities

•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance

•	Significant acquisitions or divestitures by major competitors

•	Introduction and use of new prescription drugs and technologies

•	A downgrade in the Company’s financial strength ratings

•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies

•	Ability to contract with providers consistent with past practice

•	Ability to successfully implement the Company’s disease management and utilization management programs

•	Volatility in the securities markets and investment losses and defaults

•	General economic downturns, major disasters, and epidemics
This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

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Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.
-FINANCIAL TABLES ATTACHED-

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Condensed Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	Unaudited
	September 30,	December 31,
	2009	2008
Assets
Investments	$1,056,305	$1,015,701
Cash and cash equivalents	54,698	46,095
Premium and other receivables, net	252,523	237,158
Deferred policy acquisition costs and value of business acquired	134,299	126,347
Property and equipment, net	66,645	58,448
Other assets	68,443	64,710

Total assets	$1,632,913	$1,548,459

Liabilities and Stockholders’ Equity

Policy liabilities and accruals	$741,113	$690,080
Accounts payable and accrued liabilities	195,529	203,973
Borrowings	168,077	169,307

Total liabilities	1,104,719	1,063,360

Stockholders’ equity:
Common stock	29,404	31,148
Other stockholders equity	498,790	453,951

Total stockholders’ equity	528,194	485,099

Total liabilities and stockholders’ equity	$1,632,913	$1,548,459

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Condensed Consolidated Statements of Earnings
(Dollar amounts in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	Unaudited	Historical	Unaudited	Historical
	2009	2008	2009	2008
Revenues:
Premiums earned, net	$477,503	$433,219	$1,396,208	$1,256,775
Administrative service fees	9,797	4,448	29,982	12,081
Net investment income	12,955	14,072	38,856	41,806

Total operating revenues	500,255	451,739	1,465,046	1,310,662

Net realized investment losses	2,150	(1,101)	(1,202)	(2,233)
Net unrealized investment gain (loss) on trading securities	4,860	(3,605)	8,036	(10,806)
Other income (expenses), net	67	(1,147)	392	(1,308)

Total revenues	507,332	445,886	1,472,272	1,296,315

Benefits and expenses:
Claims incurred	413,626	365,585	1,206,578	1,070,572
Operating expenses	71,205	63,572	208,060	185,002

Total operating costs	484,831	429,157	1,414,638	1,255,574

Interest expense	3,338	3,749	9,959	11,348

Total benefits and expenses	488,169	432,906	1,424,597	1,266,922

Income before taxes	19,163	12,980	47,675	29,393

Income tax benefit	1,079	3,509	6,999	6,583

Net income	$18,084	$9,471	$40,676	$22,810

Basic net income per share	$0.62	$0.29	$1.37	$0.71

Diluted earnings per share	$0.62	$0.29	$1.37	$0.71
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Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands, except per share data)

	For the Nine Months Ended
	September 30,
	Unaudited	Historical
	2009	2008
Net cash provided by (used in) operating activities	$66,654	$(19,894)

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	125,951	162,802
Fixed maturities matured	151,898	65,088
Equity securities	6,849	4,449
Securities held to maturity:
Fixed maturities matured	6,893	20,107
Acquisition of investments:
Securities available for sale:
Fixed maturities	(294,628)	(449,515)
Equity securities	(3,209)	(17,069)
Fixed maturity securities held to maturity	(577)	(554)
Net disbursements for policy loans	(285)	73
Capital expenditures	(14,555)	(12,116)

Net cash used in investing activities	(21,663)	(226,735)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	(11,903)	17,992
Change in short-term borrowings	—	31,795
Repayments of long-term borrowings	(1,230)	(1,229)
Repurchase and retirement of common stock	(22,034)	—
Proceeds from policyholder deposits	3,708	7,156
Surrenders of policyholder deposits	(4,929)	(5,793)
Other	—	6

Net cash (used in) provided by financing activities	(36,388)	49,927

Net increase (decrease) in cash and cash equivalents	8,603	(196,702)

Cash and cash equivalents, beginning of period	46,095	240,153

Cash and cash equivalents, end of period	$54,698	$43,451

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